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Exhibit 99

WILLIS LEASE FINANCE NAMES GLENN L. HICKERSON TO BOARD OF DIRECTORS
FILLING BOARD SEAT OF DONALD E. MOFFITT

SAUSALITO, CA—July 9, 2001—Willis Lease Finance Corporation (NASDAQ: WLFC) today announced Glenn L. Hickerson, Chairman of the GATX Air Advisory Board has been appointed to fill the seat vacated by Donald E. Moffitt, Chairman of CNF Transportation, Inc.

"We are delighted to welcome Glenn L. Hickerson to our Board of Directors. His 40 years of experience in the aviation and leasing industries will augment our board's industry knowledge and leadership talent," said Charles F. Willis, President and CEO. "We are extremely grateful to Don for the important contributions he made while serving on our Board over the past three years. We thank him for his service to our company and wish him well."

Hickerson joined GATX in 1990 and was named President of the Air Group in 1995. Following his retirement from active service with the company, he was named Chairman of the GATX Air Advisory Board in 1997.

Hickerson started his career at Douglas Aircraft Company in 1962 as a credit analyst and he has served on senior management teams at Universal Airlines, Marriott Corporation, Lockheed, and GPA Asia Pacific. During his career he has developed expertise in commercial aircraft sales and marketing, capital leasing, airline operations and international finance. Hickerson earned a Bachelors of Science degree from Claremont McKenna College and a Masters of Business Administration degree from New York University's Graduate School of Business (now the Leonard N. Stern School of Business).

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.

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    Transmitted on Business Wire at 10:02 a.m., PDT, July 9, 2001.

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WILLIS LEASE FINANCE NAMES GLENN L. HICKERSON TO BOARD OF DIRECTORS FILLING BOARD SEAT OF DONALD E. MOFFITT